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Exhibit (a)(2)(H)

Follett Corporation Commences Cash Tender Offer for Varsity Group Shares

        River Grove, IL, March 7, 2008-, Follett Corporation announced that its subsidiary, VGI Acquisition Corp., today commenced its cash tender offer to acquire all of the outstanding shares of Varsity Group, Inc. (Nasdaq: VSTY) at a price of $0.20 per share in cash. The cash tender offer is being made pursuant to the terms of an agreement and plan of merger, which was previously announced by Varsity Group and Follett on February 25, 2008.

        Unless the tender offer is extended, the tender offer and any withdrawal rights will expire at 12:00 midnight (New York City time) on April 4, 2008. The Board of Directors of Varsity Group has unanimously approved the transaction and has recommended that Varsity Group stockholders accept the offer and tender their shares of Varsity Group pursuant to the offer. There is no financing condition to the tender offer. The tender offer is subject to certain conditions which are described in the Offer to Purchase referenced below.

        Information related to the tender offer is contained in the offer to purchase, the solicitation/recommendation statement and the other documents that are being sent to Varsity Group stockholders. For more information about the offer, please contact the information agent: Georgeson, 199 Water Street, 26th Floor, New York, NY 10038, Banks and Brokers Call (212) 440-9800; All others please call Toll-Free 1-800-843-0129.

        This press release is for information only and is not an offer to buy or the solicitation of an offer to sell any securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO, including an offer to purchase and other related materials, that VGI Acquisition Corp., a subsidiary of Follett Corporation, filed with the SEC on March 7, 2008. In addition, on March 7, 2008, Varsity Group filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer, which was mailed to Varsity Group's shareholders. The tender offer statement (and related materials), as it may be amended from time to time, and the solicitation/recommendation statement, as it may be amended from time to time, contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully before any decision is made with respect to the tender offer. Varsity Group shareholders should read those materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. These materials may be obtained free of charge by contacting the information agent for the tender offer, Georgeson, Inc., at (800) 843-0129 (toll-free). In addition, all of these materials (and all other materials filed by Varsity Group and VGI Acquisition Corp. with the SEC) are available for free at the website maintained by the SEC at www.sec.gov.

Cautionary Statements

        Statements in this release that are not statements of historical fact may include forward looking statements. Any such forward-looking statements are subject to risks and uncertainties. Such forward-looking statements include statements concerning the completion of the transactions contemplated by the merger agreement, including the merger and the timing thereof and the business opportunities afforded by the merger. Important factors that may cause actual results to differ include: risks that could prevent or delay the closing of the transaction, including satisfaction of conditions to closing an acquisition transaction of this type, such as acceptance of the offer by holders of a sufficient number of shares of common stock of Varsity Group Inc. For a discussion of other risks facing Varsity Group's business, please refer to the documents filed by Varsity Group Inc. with the United States Securities and Exchange Commission from time to time.

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  Exhibit (a)(2)(H)